INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of North American General Resources Corporation (an exploration stage company) on Amendment No. 3 to Form SB-2 of our Auditors’ Report, dated November 6, 2002, on the balance sheet of North American General Resources Corporation (an exploration stage company) as at October 31, 2002 and the related statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders’ equity for the period from inception on March 14, 2002 to October 31, 2002.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”

August 8, 2003	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1